Exhibit 99.2

Alliqua Announces Reverse Split of Common Stock

Key Step for Listing on a National Exchange

LANGHORNE, PA -- November 18, 2013 – Alliqua, Inc. (OTCQB: ALQA) (“Alliqua” or “the Company”) announced it effected a one (1) for 43.75 reverse split of its common stock (the “Reverse Split”) as a step toward the Company’s intention to have its common stock listed on a national exchange.

The Company effected the Reverse Split pursuant to an amendment to its Articles of Incorporation filed with the Department of State of Florida on November 13, 2013, which became effective at 5:00 p.m. EST on November 18, 2013. Upon the effectiveness of the Reverse Split, each 43.75 shares of issued and outstanding common stock combined into one share of common stock. The Company’s common stock will begin trading on a split-adjusted basis on November 19, 2013 under a new CUSIP number (019621 200). The Company’s ticker symbol, “ALQA”, remains unchanged; however, the ticker symbol will be represented as “ALQAD” for 20 trading days following the effectiveness of the Reverse Split.

“We view the Reverse Split as an important step in Alliqua’s corporate development as we expect to seek a listing of our common stock on a national exchange, and part of the requirements is a minimum share price,” said David Johnson, Chief Executive Officer of Alliqua.

As a result of the Reverse Split, the number of outstanding common shares was reduced from 310,993,023 to approximately 7,108,4121, subject to adjustment for fractional shares. No fractional shares are to be issued, with fractional shares of common stock to be rounded up or down to the nearest whole share. It is not necessary for shareholders holding shares of the Company’s common stock in certificated form to exchange their existing stock certificates for new stock certificates of the Company in connection with the Reverse Split, although shareholders may do so if they wish. Shareholders should direct any questions concerning the Reverse Split to their broker or the Company’s transfer agent, Action Stock Transfer Corporation, at (801) 274-1088.

About Alliqua, Inc.

Alliqua, Inc. (ALQA) (“Alliqua”) is a biopharmaceutical company focused on the development, manufacturing, and distribution of proprietary transdermal wound care and drug delivery technologies. Alliqua’s technology platform produces hydrogels, a 3-dimensional cross-linked network of water soluble polymers capable of numerous chemical configurations.

Alliqua currently markets its new line of 510(k) FDA-approved hydrogel products for wound care under the SilverSeal® brand, as well as the sorbion sachet S and sorbion sana wound care products. Alliqua’s electron beam production process, located at its 16,000 square foot GMP manufacturing facility in Langhorne, PA, allows Alliqua to develop and custom manufacture a wide variety of hydrogels. Alliqua’s hydrogels can be customized for various transdermal applications to address market opportunities in the treatment of wounds as well as the delivery of numerous drugs or other agents for pharmaceutical and cosmetic industries. Additionally, Alliqua’s drug delivery platform, in combination with certain active pharmaceutical ingredients, can provide pharmaceutical companies with a transdermal technology to enhance patient compliance and potentially extend the patent life of valuable drug franchises.

For additional information, please visit http://www.alliqua.com. To receive future press releases via email, please visit http://ir.stockpr.com/alliqua/email-alerts.

Any statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration.

1 As of November 11, 2013.

Legal Notice Regarding Forward-Looking Statements

This release contains forward-looking statements. Forward-looking statements are generally identifiable by the use of words like “may,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. The reader is cautioned not to put undue reliance on these forward-looking statements, as these statements are subject to numerous factors and uncertainties outside of the our control that can make such statements untrue, including, but not limited to, inadequate capital, adverse economic conditions, intense competition, lack of meaningful research results, entry of new competitors and products, adverse federal, state and local government regulation, termination of contracts or agreements, technological obsolescence of our products, technical problems with our research and products, price increases for supplies and components, inability to carry out research, development and commercialization plans, loss or retirement of key executives and research scientists and other specific risks. We currently have no commercial products intended to diagnose, treat, prevent or cure any disease. The statements contained in this press release regarding our ongoing research and development and the results attained by us to-date have not been evaluated by the Food and Drug Administration. There can be no assurance that further research and development, and/or whether clinical trial results, if any, will validate and support the results of our preliminary research and studies. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that we will be able to develop new products on the basis of our technologies. In addition, other factors that could cause actual results to differ materially are discussed in our Annual Report on Form 10-K/A filed with the SEC on May 16, 2013, and our most recent Form 10-Q filings with the SEC. Investors and security holders are urged to read these documents free of charge on the SEC’s web site at http://www.sec.gov. We undertake no obligation to publicly update or revise our forward-looking statements as a result of new information, future events or otherwise.

Contacts for Alliqua, Inc.

Brian M. Posner
Chief Financial Officer
+1(215)702-8550
bposner@alliqua.com

Investor Relations:
Dian Griesel Int’l.
Cheryl Schneider
+1(212)825-3210
cschneider@dgicomm.com

Public Relations:
Dian Griesel Int’l.
Susan Forman or Laura Radocaj
+1(212)825-3210
sforman@dgicomm.com
lradocaj@dgicomm.com